As filed with the Securities and Exchange Commission on September 6, 1996
                                        Registration No. 333-____________
===========================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               -------------------
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           HIRSCH INTERNATIONAL CORP.
             (Exact name of Registrant as specified in its charter)
                               Delaware 11-2230715
                (State or other jurisdiction of (I.R.S. Employer
              incorporation or organization) Identification Number)

                             200 Wireless Boulevard
                            Hauppauge, New York 11788
                                 (516) 436-7100
                   (Address, including zip code, and telephone
                         number, including area code, of
                    Registrant's principal executive offices)

                                  Henry Arnberg
                                    President
                           Hirsch International Corp.
                             200 Wireless Boulevard
                            Hauppauge, New York 11788
                                 (516) 436-7100
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                             Raymond S. Evans, Esq.
                    Ruskin, Moscou, Evans & Faltischek, P.C.
                              170 Old Country Road
                             Mineola, New York 11501
                                 (516) 663-6500
                           (516) 663-6641 (Facsimile)

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [x]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

==================================================================================================================================


                                     Number of shares         Proposed maximum          Proposed maximum
  Title of each class of securities        to be               offering price          aggregate offering          Amount of
      to be registered                  registered              per share (1)            price (1)             registration fee
- ----------------------------------------------------------------------------------------------------------------------------------
  Common Stock,
  $.01 par value issuable upon           205,078                   $15.63               $3,205,369                   $1,105
exercise of warrants (2)
- ----------------------------------------------------------------------------------------------------------------------------------
  Common Stock Purchase Warrants         205,078                     $.0005                $100                         (3)
==================================================================================================================================

     (1) Estimated solely for purposes of calculating the registration fee and based on the average bid and asked price as of September 3, 1996, pursuant to Rule 457(c).

     (2) Pursuant to Rule 416, there are also being registered an indeterminate number of shares of the Registrant's Common Stock which may become issuable pursuant to the anti-dilution provisions of the Warrants.

     (3) No fee due pursuant to Rule 457(g).

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
===========================================================================

PRELIMINARY PROSPECTUS DATED SEPTEMBER 6, 1996, SUBJECT TO COMPLETION

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


PROSPECTUS

                           HIRSCH INTERNATIONAL CORP.

                     205,078 Shares of Class A Common Stock
                 205,078 Class A Common Stock Purchase Warrants


     This Prospectus relates to the offer by certain securityholders named herein (the "Selling Securityholders") for sale to the public from time to time of (i) 205,078 Common Stock Purchase Warrants (the "Warrants") exercisable for the purchase of the Class A Common Stock of Hirsch International Corp. (the "Company"); and (ii) 205,078 shares of the Company's Class A Common Stock (the "Common Stock") issuable upon the exercise of the Warrants. The Warrants were issued to the Representative of the Underwriters (the "Representative") and certain officers of the Representative in connection with the Company's initial public offering completed on February 17, 1994 (the "IPO"). Each Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $5.56 per share. The shares of Common Stock being offered hereby are referred to herein as the "Shares." The Company is registering the Shares and the Warrants pursuant to contractual obligations incurred by the Company in connection with the original issuance of the Warrants. Except for the exercise price received by the Company upon exercise of such of the Warrants as may be exercised, the Company will not receive any proceeds from the sale of the Shares or the Warrants offered hereby. See "Selling Securityholders" and "Use of Proceeds."

     The Common Stock is traded on The Nasdaq Stock Market under the symbol "HRSH." As of September 3, 1996, the last sale price for the Common Stock as reported on The Nasdaq Stock Market was $16.00. There is no market for the Warrants which are held of record by 4 persons and it is unlikely that a trading market will arise as a result of this offering.

     Any or all of the Shares and Warrants offered hereby may be sold, from time to time, to purchasers directly by the Selling Securityholders. The Selling Securityholders and any underwriters, dealers or agents that participate in the distribution of Shares may be deemed to be underwriters under the Act, and any profit on the sale of the Shares or Warrants by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Act. The Shares and the Warrants may be sold, from time to time, in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. The distribution of securities by the Selling Securityholders may be effected in one or more transactions on The Nasdaq Stock Market or otherwise. Usual and customary or specifically negotiated brokerage fees, discounts and commissions may be paid by the Selling Securityholders in connection with such sales of securities.

     The Company has informed the Selling Securityholders that the anti-manipulation provisions of Rules 10b-6 and 10b-7 under the Securities Exchange Act of 1934 (the "Exchange Act") may apply to their sales of the Shares and Warrants. The Company also has advised the Selling Securityholders of the requirements for delivery of this Prospectus in connection with any sale of the Shares or Warrants.

                              --------------------

     See "Risk Factors" on Page 7 for a discussion of certain factors that should be considered by prospective purchasers of the Shares offered hereby.

                              --------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     The date of this Prospectus is ____________________, 1996



     No dealer, sales representative or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the Shares and the Warrants offered hereby by anyone in any jurisdiction in which such an offer or solicitation is not authorized, or in which the persons making such an offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information contained herein is correct as of any date subsequent to its date.

                              --------------------


                              AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission"), a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Act"), with respect to the Shares and Warrants being offered hereby. This Prospectus does not contain all the information set forth or incorporated by reference in such Registration Statement and the exhibits and schedules relating thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Shares and Warrants offered by this Prospectus, reference is made to such Registration Statement and exhibits and schedules thereto filed as part thereof, which may be examined without charge at the offices of the Commission and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material may be obtained at prescribed rates by mail from the Public Reference Section of the Commission. The Registration Statement, including the exhibits and schedules thereto, can also be accessed through the EDGAR terminals in the Commission's Public Interest Rooms in Washington, Chicago and New York or through the World Wide Web at http://www.sec.gov. Statements contained in this Prospectus or in any document incorporated by reference in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete. In each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     The Company is subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, NW, Washington, D.C. 20549. The Company's Common Stock is quoted on the NASDAQ Stock Market and reports, proxy statements and other information concerning the Company may also be inspected and copied at the offices of the NASDAQ Stock Market, Inc., NASDAQ Operations, 1735 K Street, NW, Washington, D.C. 20549.

                       DOCUMENTS INCORPORATED BY REFERENCE

     The following documents previously filed by the Company with the Commission are hereby incorporated by reference in this Registration Statement:


     (1) The Company's Annual Report on Form 10-K for the year ended January 31, 1996;

     (2) The Company's Quarterly Report on Form 10-Q for the quarter ended April 30, 1996;

     (3) The Company's Current Report on Form 8-K filed with the Commission on June 19, 1996, as amended by the Company's Form 8-K/A filed with the Commission on August 16, 1996;

     (4) The Company's Report on Form 10-C reflecting the increase in the number of shares of Common Stock outstanding as a result of a 5-for-4 stock split on July 22, 1996 and the amendment to the Company's Stock Option Plan;

     (5) The Company's Proxy Statement dated May 23, 1996;

     (6) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A (No. 0-23434), as filed with the Commission on February 14, 1994.


     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which removes from registration all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

     The Company undertakes to provide without charge to each person to whom a Prospectus is delivered, upon oral or written request of such person, a copy of any document that has been incorporated in this Prospectus by reference. Requests for such documents should be directed to the Company at its offices located at 200 Wireless Boulevard, Hauppauge, New York 11788 (Telephone Number
(516) 436-7100), Attention: Secretary.

                                   THE COMPANY

     Hirsch International Corp. (the "Company") is a single source provider to the embroidery industry of a complete line of technologically advanced singlehead and multihead embroidery equipment, comprehensive customer service, support and training, and diversified value added products, including (i) leading edge proprietary application software; (ii) equipment leasing programs; and (iii) an expanding line of embroidery supplies and accessories. The Company believes that its breadth of products and services is unmatched and will enable it to continue to strengthen its competitive position in the marketplace. The Company's revenues have increased from $72.3 million in fiscal 1995 to $91 million in fiscal 1996. Earnings per share have increased from $.66 to $.87 for the same periods. For the first six months of fiscal 1996 revenues were $43.6 million compared to revenues of $55.6 million for the comparable period of fiscal 1997. Earnings per share increased from $.42 to $.53 for the same periods.

     The embroidery equipment and value added products sold by the Company are widely used by contract embroiderers, large and small manufacturers of apparel and fashion accessories, retail stores, and embroidery entrepreneurs servicing specialized niche markets. The Company's customers include large apparel manufacturers, such as Wearguard, Osh Kosh B'gosh, the William Carter Company, Gerber Childrenswear and 5 B's, rapidly growing specialty apparel manufacturers, such as Champion Products, Cintas, Fruit of the Loom, Logo Athletic and Russell Corporation, manufacturers of caps, towels, linens and home furnishings, and embroidery entrepreneurs selling customized specialty products to, among others, fraternal organizations, school systems, sports leagues, specialty retailers and promotional advertisers.

     Growth in the Company's sales of singlehead and multihead machines continues to be driven by rapid technological advances in software and hardware. These advances have reduced customers' embroidery production costs, increased customers' profit margins and created new embroidery applications and markets, including the emergence of embroidery entrepreneurs as a growing segment of the marketplace. The Company collaborates with its suppliers in connection with their development of new embroidery equipment, and develops application software to enhance the efficiency of producing embroidered designs. One such recently introduced embroidery machine allows garments and caps to be decorated with multiple colored chenille embroidery. The Company has also introduced a proprietary 32-bit application software line which operates in the Microsoft Windows(R) 95 environment.

     The Company has the exclusive right to sell new embroidery machines manufactured by Tajima Industries Ltd. ("Tajima") in the United States east of the Mississippi River and in the states of Kansas and Missouri. Tajima is one of the world's leading manufacturers of embroidery machines. In addition, the Company sells new embroidery machines manufactured by Brother Industries Ltd. ("Brother") in that territory as well as in the states of Illinois, Iowa, Minnesota and Wisconsin.

     On June 7, 1996 Hirsch International Corp. acquired all of the outstanding capital stock of Sewing Machine Exchange, Inc. ("SMX") for $8.69 million. The purchase price was payable by delivery to each of the two shareholders of SMX of a promissory note in the principal amount of $4.25 million and by delivery of an aggregate of 9,375 shares of the Company's Class A Common Stock. Pursuant to the terms of the promissory notes, the Company was required to make a principal payment on each note in the amount of $2.5 million on June 12, 1996 with the balance of each note ($1.75 million) payable in 60 equal monthly installments of principal and interest beginning July 7, 1996.

     In order to fund the acquisition of SMX and to repay approximately $2.5 million of SMX debt, the Company entered into a $7.5 million term loan agreement with a bank.

     As a result of the acquisition of SMX, the Company is now also the exclusive distributor in the states of Illinois, Iowa, Minnesota, Wisconsin, North and South Dakota and Nebraska of single and multihead embroidery machines manufactured by Tajima. In additional, SMX sells embroidery equipment manufactured by Melco Embroidery Systems. The Tajima and Brother territories, including the additional states acquired as a result of the SMX acquisition, are collectively referred to herein as the "New Equipment Territory."

     The Company's value added products are sold within and outside the New Equipment Territory. These products include software developed by the Company's subsidiary, Pulse Microsystems Ltd. ("Pulse"), lease financing programs offered through the Company's subsidiary, HAPL Leasing Co., Inc. ("HAPL Leasing"), and embroidery supplies offered through the Company's Embroidery Supply Warehouse division ("ESW"). The Company also sells used embroidery machines outside the New Equipment Territory.

     The Company's strategy is to continue to enhance revenue and profitability by (i) increasing the overall size of the embroidery equipment market and the Company's market share; (ii) increasing market penetration of its value added products within and outside the New Equipment Territory; and (iii) improving and introducing proprietary value added products developed internally or obtained by strategic acquisition.

     The Company's principal executive offices are located at 200 Wireless Boulevard, Hauppauge, New York 11788, and its telephone number is (516) 436-7100.

                                  RISK FACTORS

     In addition to the other  information  contained  in this  Prospectus,  the
following  risk  factors  should  be  considered   carefully  in  evaluating  an
investment in the Shares or Warrants offered hereby.

Dependence on Suppliers

     For the six months ended July 31, 1996, approximately 76.6% of the Company's revenues resulted from the sale or lease of embroidery equipment supplied by Tajima. Although the Company's exclusive distributorship agreement with Tajima (the "Tajima Agreement") has an expiration date of February 20, 2011, it may be terminated at any time on two years advance written notice. Management believes that the possibility of termination by Tajima is remote because Tajima sells only through its exclusive distributors, the Company is Tajima's largest distributor in the world and the Company has been distributing Tajima embroidery equipment for approximately 20 years. The Company believes that if it were to lose Tajima as a supplier it would be able to secure alternative sources of supply within a reasonable period of time. However, there can be no assurance that there would not be a material adverse effect on the Company if it were to lose Tajima as a supplier.

     For the six months ended July 31, 1996, approximately 12.7% of the Company's revenues resulted from the sale of embroidery equipment supplied by Brother. Currently, there is no written agreement between the Company and Brother and there can be no assurance that Brother will remain a source of supply for the Company. If the Company were to lose Brother as a supplier, it would continue to sell comparable embroidery machines manufactured by Tajima. However, the loss of Brother as a supplier would increase the Company's dependence on Tajima.

     The Company maintains inventory representing one months' sales, and its ordering cycle is approximately three to four months. The interruption of supply resulting from production or other problems could have a material adverse effect on the Company's inventory levels and revenues. The Company has purchased business interruption insurance covering profits up to $6,000,000 lost due to the interruption of supply from Tajima or Brother or for any reason other than earthquake or flood.

Risk of Leasing Operations

     HAPL Leasing reduces its leasing risk by selling substantially all of its leases to financial institutions on a non-recourse basis. To date, HAPL has sold approximately $66.2 million, or 89.6% of its leases to third-party financial institutions on a non-recourse basis. In some cases, third party funding sources condition their purchase of leases on the establishment of a payment history. HAPL Leasing also retains selected leases for which it has not obtained a purchase commitment from its funding sources. In each case where a lease is retained, HAPL Leasing applies its policies and procedures along with its knowledge of the industry to determine whether to enter into the lease, including an evaluation of the purchaser's business prospects and the creditworthiness of the principals. HAPL Leasing sells these leases if financing becomes available at a later date. The leases retained create the risk of nonpayment by lessees, including the risk that foreclosure could be hampered by bankruptcy or other legal proceedings, and the risk that foreclosed equipment cannot be released or sold due to market conditions or the physical condition of the equipment. In addition, the Company and HAPL Leasing would continue to be obligated to repay funds borrowed, if any, to finance purchases of the leased equipment.

     The operations of HAPL Leasing are interest rate sensitive. If interest rates rise, there can be no assurance that profit margins can be maintained, and the operations of HAPL Leasing could be adversely effected.

     HAPL Leasing's strategy is to enter into leases that qualify as sales-type leases for which revenue is recognized immediately in an amount equal to the present value of minimum lease payments. However, high interest rates, weakness of the U.S. dollar, poor general economic conditions, embroidery market conditions, or other factors, could result in HAPL Leasing having to enter into operating leases. Unlike sales-type leases, revenue relating to operating leases is recognized over the term of the lease, resulting in deferral of revenue recognition. HAPL Leasing does not currently intend to enter into operating leases.

Risk of Technological Change

     The Company's products, in particular, the embroidery machines produced by Tajima and Brother and proprietary application software developed by Pulse, are subject to technological advances and new product introductions. Current competitors or new market entrants could introduce products with features that render products sold by the Company and products developed by Tajima, Brother and/or Pulse less marketable. The Company's future success will depend, to a certain extent, on the ability of Tajima, Brother and Pulse to adapt to technological change and address market needs. There can be no assurance that Tajima, Brother or Pulse will be able to keep pace with technological change or the demands of the marketplace.

     The Company's software products, like software programs generally, may contain undetected errors or bugs when introduced, or as new versions are released. While the Company's current products have not experienced post-release software errors that have had a significant financial or operational impact on the Company, there can be no assurance that such problems will not occur in the future, particularly as the Company's software programs continue to become more complex and sophisticated. Such defective software may result in loss of or delay in market acceptance of the Company's software products, warranty liability or product recalls.

     While the Company has been granted patent and copyright protections, it does not believe that the ownership of such patents or copyrights is a significant factor in its business or that its success is materially dependent upon the ownership, validity or enforceability of such patents or copyrights. Existing intellectual property laws afford limited protection of patents and copyrights and unauthorized parties may obtain and use information that the Company regards as proprietary. The Company intends to enforce its intellectual property rights, but there can be no assurance that it will be successful in doing so.

Competition

     The Company competes with at least one other significant distributor and one major equipment manufacturer that sell directly into the New Equipment Territory. Other distributors and original equipment manufacturers could increase their efforts to distribute products into the Company's markets. In addition, the Company's customers are subject to competition from importers of embroidered products, which could adversely effect the Company's operations.

Dependence on Key Personnel

     The Company's continued success will depend to a significant extent upon the abilities and continued efforts of Henry Arnberg, Chairman of the Board, President and Chief Executive Officer of the Company, Paul Levine, Executive Vice President, Chief Operating Officer, Secretary and Director of the Company and Kenneth Shifrin, Vice President-Finance, Chief Financial Officer and Assistant Secretary of the Company. Pulse's continued success will depend to a significant extent upon the abilities and continued efforts of Tas Tsonis, a Director and Vice President of the Company and President of Pulse and Brian Goldberg, Vice President of the Company and Executive Vice President of Pulse. The loss of their services or the services of other key management personnel could have a material adverse effect upon the Company. In order to manage its planned growth, the Company will need to employ additional qualified senior management personnel. There can be no assurance that the Company will be able to attract and retain such personnel.

Control By Principal Stockholders; Anti-Takeover Provisions

     Henry Arnberg, the Chairman of the Board, President and Chief Executive Officer of the Company, and Paul Levine, a director, Executive Vice President, Chief Operating Officer and Secretary of the Company, beneficially own in the aggregate 2,657,249 shares of the Company's Class B Common Stock. The Company's certificate of incorporation provides that as long as the number of outstanding shares of Class B Common Stock equals or exceeds 400,000, the holders thereof will be able to elect two-thirds of the Company's Board of Directors. Accordingly, Messrs. Arnberg and Levine will be able to dispose of a significant amount of their Class B Common Stock while retaining the ability to elect two-thirds of the Company's Board of Directors. Because of such ownership and their positions with the Company, Messrs. Arnberg and Levine will be able to continue to control management policy and make decisions relating to the conduct of the business of the Company, except as otherwise provided in the Delaware General Corporation Law. The loss of control of Messrs. Arnberg and Levine could result in termination of the Tajima Agreement. In addition, the Board of Directors without further action by stockholders can issue preferred stock with provisions that could make it more difficult to acquire a controlling interest in the Company. Further, Section 203 of the Delaware General Corporation Law contains provisions that may have the effect of discouraging unsolicited takeover bids from third parties.

                                 USE OF PROCEEDS

     Other than the exercise price of such of the Warrants as may be exercised, the Company will not receive any of the proceeds from the sale of the Shares or the Warrants offered hereby. The Company will pay the costs of this offering, which are estimated to be $24,605. Holders of the Warrants are not obligated to exercise their Warrants, and there can be no assurance that such holders will choose to exercise all or any of such Warrants. The gross proceeds to the Company in the event that all of the Warrants are exercised would be $1,140,234.

     The Company intends to apply the net proceeds it receives from the exercise of the Warrants, to the extent any are exercised, to augment its working capital and for general corporate purposes.

                             SELLING SECURITYHOLDERS

     The following table sets forth certain information with respect to persons as to which the Company is registering the Shares for resale to the public and assumes the exercise of all of the Warrants and the sale of all of the Shares. See "Plan of Distribution."



                                                                                                             Common Stock
                                                    Common Stock                                              Beneficial
                                                     Beneficial                      Maximum                Ownership After
                                                   Ownership Prior                    Amount                   Offering if
             Stock                                 to Offering (1)                  to be Sold               Maximum is Sold
                                           Amount                 Percent                               Amount         Percent

Janney Montgomery Scott Inc.              109,922                  1.4%               109,922              0              *
Herbert M. Gardner                         61,001 (2)                *                 42,042           18,959            *
William J. Barrett                         62,548 (3)                *                 42,042           20,506            *
Ira M. Cotler                              14,182 (4)                *                 11,074            3,108            *


- ------------------------
* Less than 1%


     (1) Includes the Shares underlying the Warrants.

     (2) Includes 8,202 shares held in his retirement account. Also includes 1,640 shares owned by his wife as to which he disclaims beneficial ownership. Includes options to purchase 9,117 shares of Class A Common Stock. Does not include options to purchase 9,638 shares of Class A Common Stock not exercisable within sixty (60) days.

     (3) Includes 2,460 shares owned by his wife as to which he disclaims beneficial ownership.

     (4) Includes 1,640 shares of Class A common Stock owned jointly with his children.


     Pursuant to the terms of the Warrants, the Company has agreed, upon the request of the Selling Securityholders, to register the Warrants and the Shares underlying the Warrants under the Securities Act of 1933 and to include such Shares and Warrants in any appropriate registration statement which is filed by the Company during that period. The Company has agreed to pay all registration expenses in connection with any requested registration, except that the Selling Securityholders will pay any fees and expenses of counsel for the Selling Securityholders. The Company has agreed to indemnify the Selling Securityholders against certain liabilities in respect of this offering, including liabilities under the Act.

                              PLAN OF DISTRIBUTION

     Any or all of the Shares and Warrants offered hereby may be sold, from time to time, to purchasers directly by the Selling Securityholders. The Selling Securityholders and any underwriters, dealers or agents that participate in the distribution of Shares may be deemed to be underwriters under the Act, and any profit on the sale of the Shares or Warrants by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Act. The Shares and the Warrants may be sold, from time to time, in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. The distribution of securities by the Selling Securityholders may be effected in one or more transactions on The Nasdaq Stock Market or otherwise. Usual and customary or specifically negotiated brokerage fees, discounts and commissions may be paid by the Selling Securityholders in connection with such sales of securities.

     Other than the exercise price of such of the Warrants as may be exercised, the Company will not receive any of the proceeds from the sale by the Selling Securityholders of the Shares offered hereby. All of the filing fees and the expenses of this Registration Statement will be borne in full by the Company, other than any fees or expenses of counsel to the Selling Securityholders and, to the extent that the Selling Securityholders retain an underwriter with respect to such registration, underwriting fees, discounts and commissions relating to this offering.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Shares may not simultaneously engage in market making activities with respect to the Shares for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of the Shares by the Selling Securityholders.

     In order to comply with certain states' securities laws, if applicable, the Shares will be sold in such jurisdiction only through registered or licensed brokers or dealers. In certain states the Shares may not be sold unless the securities have been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

     In addition to sales pursuant to the Registration Statement of which this Prospectus is a part, the Shares offered hereby may be sold pursuant to Rules 144, 144A or 904 under the Securities Act provided the requirements of such rules, including, without limitation, the holding period and the manner of sale requirements are met.

                                  LEGAL MATTERS

     The validity and issuance of the Shares offered hereby will be passed upon for the Company and the Selling Securityholders by Ruskin, Moscou, Evans & Faltischek, P.C., Mineola, New York.

                                     EXPERTS

     The financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended January 31, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     The Warrants provide for reciprocal indemnification and such provisions are incorporated by reference herein.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provision or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     The following table sets forth the various expenses payable in connection with the sale and distribution of the securities being registered, all of which will be paid by the Company.


                                      Total


SEC registration fee................................................  $ 1,105

Legal fees and expenses.............................................   12,500

Accounting fees and expenses........................................    4,000

Blue Sky fees and expenses..........................................    7,000

     Total..........................................................  $24,605
                                                                      =======

Item 15.  Indemnification of Directors and Officers


     Section 145 of the General Corporation Law of the State of Delaware provides for the indemnification of officers and directors under certain circumstances against expenses incurred in successfully defending against a claim and authorizes Delaware corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director.

     Section 102(b) of the Delaware General Corporation Law permits a corporation, by so providing in its certificate of incorporation, to eliminate or limit director's liability to the corporation and its stockholders for monetary damages arising out of certain alleged breaches of their fiduciary duty. Section 102(b)(7) provides that no such limitation of liability may affect a director's liability with respect to any of the following: (i) breaches of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not made in good faith or which involve intentional misconduct of knowing violations of law; (iii) liability for dividends paid or stock repurchased or redeemed in violation of the Delaware General Corporation Law; or
(iv) any transaction from which the director derived an improper personal benefit. Section 102(b)(7) does not authorize any limitation on the ability of the corporation or its stockholders to obtain injunctive relief, specific performance or other equitable relief against directors.

     Article Ninth of the Company's Certificate of Incorporation provides that a director shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except: (i) for any breach of the duty of loyalty; (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law; (iii) for liability under Section 174 of the Delaware General Corporation Law (relating to certain unlawful dividends, stock repurchases or stock redemptions); or (iv) for any transaction from which the director derived any improper personal benefit. The effect of this provision in the Certificate is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in certain limited situations. This provision does not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. These provisions will not alter the liability of directors under federal securities laws.

     Article Tenth of the Company's Certificate of Incorporation provides that all persons who the Company is empowered to indemnify pursuant to the provisions of Section 145 of the General Corporation Law of the State of Delaware (or any similar provision or provisions of applicable law at the time in effect), shall be indemnified by the Company to the full extent permitted thereby. The foregoing right of indemnification shall not be deemed to be exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

     The Company's By-Laws (the "By-Laws") provide that the Company shall indemnify each director and such of the Company's officers, employees and agents as the Board of Directors shall determine from time to time to the fullest extent provided by the laws of the State of Delaware.

     The  Company  currently   maintains   directors'  and  officers'  liability
insurance coverage for all directors and officers and has entered into indemnification agreements with its directors and officers.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provision or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

     The Warrants provide for reciprocal indemnification and such provisions are incorporated by reference herein.

     Item 16. Exhibits and Financial Statement Schedules

     (a) Exhibits

     * 1.1 Form of Representative's Warrant

     **4.1 Specimen of Class A Common Stock Certificate

     5.1 Opinion of Ruskin, Moscou, Evans & Faltischek, P.C.

     23.1 Consent of Deloitte & Touche LLP, Independent Auditors

     23.2  Consent of Ruskin,  Moscou,  Evans &  Faltischek,  P.C.  (included in
Exhibit 5.1)

- ---------------------

     *Incorporated by reference from Registrant's Registration Statement on Form S-1, Registration No. 33- 72618, as filed with the Securities and Exchange Commission on December 7, 1993.

     **Incorporated by reference from Registrant's Amendment No. 2 to Form S-1, Registration No. 33- 72618, as filed with the Securities and Exchange Commission on February 14, 1994.

Item 17.  Undertakings

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

     (1)  For  purposes  of  determining   any  liability  under  the  Act,  the
information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and continued in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
(4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Act each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in Hauppauge, New York, on September 6, 1996

                                       HIRSCH INTERNATIONAL CORP.

                                  By:  \s\ Henry Arnberg
                                       ----------------------------------------
                                       Henry Arnberg, President
Dated:  September 6, 1996


     Pursuant to the requirements of the Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes each of Henry Arnberg and Paul Levine with full power of substitution to execute in the name of such person and to file any amendment or post effective amendment to this Registration Statement (or any Registration Statement filed pursuant to Rule 462) making such changes in this Registration Statement as the Registrant deems appropriate and appoints each of Henry Arnberg and Paul Levine with full power of substitution, attorney-in-fact to sign and to file any amendment and post-effective amendment to this Registration Statement.



              Signature                                Title                                             Date


\s\ Henry Arnberg                       Chairman of the Board of Directors,                        September 6, 1996
- ----------------------------------      President and Chief Executive Officer
Henry Arnberg                           (Principal Executive Officer)

\s\ Paul Levine                         Executive Vice President, Chief Operating                  September 6, 1996
- ----------------------------------      Officer and Secretary (Principal Operating
Paul Levine                             Officer)

- ----------------------------------      Vice President and Director                                September _, 1996
Tas Tsonis

\s\ Kenneth Shifrin                     Vice President-Finance and Chief                           September 6, 1996
- ----------------------------------      Financial Officer (Principal Accounting
Kenneth Shifrin                         and Financial Officer)

\s\ Herbert M. Gardner                  Director                                                   September 6, 1996
- ----------------------------------
Herbert M. Gardner

\s\ Marvin Broitman                     Director                                                   September 6, 1996
- ----------------------------------
Marvin Broitman

\s\ Douglas Schenendorf                 Director                                                   September 6, 1996
- ----------------------------------
Douglas Schenendorf

\s\ Ronald Krasnitz                     Director                                                   September 6, 1996
- ----------------------------------
Ronald Krasnitz



                                  EXHIBIT INDEX



        Exhibit
         Number                Description


          5.1        Opinion of Ruskin, Moscou, Evans & Faltischek, P.C.

         23.1        Consent of Deloitte & Touche LLP

         23.2        Consent of Ruskin,  Moscou,  Evans &  Faltischek,  P.C.
                         (included in Exhibit 5.1)